Exhibit 5.1

[Morgan, Lewis & Bockius LLP Letterhead]

December 17, 2003

Marshall Edwards, Inc.
140 Wicks Road
North Ryde NSW 2113
Australia

Re: Registration Statement on Form S-1 pursuant to Rule 462(b)

Ladies and Gentlemen:

     We have acted as counsel to Marshall Edwards, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to Rule 462(b) under the Act, relating to an aggregate of 92,000 common stock units (“Units”) (including up to 12,000 Units subject to an over-allotment option), each Unit consisting of one share of the Company’s common stock, par value $0.00000002 per share (“Common Stock”) and one warrant to purchase a share of Common Stock (“Warrant”), such Units to be included in a public offering of units, of which 2,300,000 units were previously registered under a registration statement on Form S-1 (Reg. No. 333-109129), which became effective under the Act on December 17, 2003 and the contents of which are incorporated by reference in the Registration Statement.

     In so acting, we have examined the Registration Statement, the Underwriting Agreement referred to therein, originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company and Amended and Restated By-Laws of the Company, and such other certificates, instruments and documents of the Company, as in our judgment are necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies thereof.

     Based on the foregoing, we are of the following opinion:

     The Units, the shares of Common Stock, the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants offered pursuant to the Registration Statement have been duly authorized by the Company and, when issued, fully paid for and delivered, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

Marshall Edwards, Inc.
December 17, 2003

     We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to any law other than the General Corporation Law of the State of Delaware (the “DGCL”), the applicable provisions of the Delaware Constitution and the reported decisions interpreting the DGCL and the applicable provisions of the Delaware Constitution.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP